Exhibit 3.1
FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
MAMMOTH ENERGY SERVICES, INC.
(Adopted by the Board of Directors effective as of June 9, 2020)

This First Amendment to the Amended and Restated Bylaws (the “Bylaws”) of Mammoth Energy Services, Inc., a Delaware corporation (the “Company”), hereby amends the Bylaws in the following respects:
1.Section 2.5(d) of Article II of the Bylaws is hereby amended and restated in its entirety as follows:
(d)Required Vote.
(i)Uncontested Election. Except as provided in Section 2.5(d)(ii) and subject to the rights of any holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, each director shall be elected by a vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.5(d)(i), a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.
(ii)Contested Election. Subject to the rights of any holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, in a contested election, each director shall be elected by a plurality of the votes cast, which shall mean that the directors receiving the largest number of “for” votes will be elected in such contested election, at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.5(d)(ii), a “contested election” means an election in which (i) as of the last day for giving notice of a stockholder nominee, a stockholder has nominated a candidate for director in accordance with the requirements of these Bylaws, and (ii) as of the date that notice of the annual meeting is given, the stockholder-nominated director candidate has not been withdrawn and the Board considers that the stockholder-nominated director candidacy has created a bona fide election contest. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

(iii)All Other Matters. Except as set forth in Section 2.5(d)(i) and Section 2.5(d)(ii), all other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
2.Section 3.2(d) of Article III of the Bylaws is hereby amended and restated in its entirety as follows:
(d)To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned of record or are directly or indirectly owned beneficially by the person, (D) any Derivative Instrument directly or indirectly owned beneficially by such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (E) a written statement from such proposed nominee as to whether such proposed nominee, if elected, intends to tender, promptly following such proposed nominee’s election or re-election, an irrevocable resignation effective upon such proposed nominee’s failure to receive the required vote for re-election at the next meeting at which such proposed nominee would stand for re-election and upon acceptance of such resignation by the Board, in accordance with the Corporation’s Director Resignation Policy, (F) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and address of such stockholder as they appear on the Corporation’s books, and the name and address of any Stockholder Associated Person, (B) the class or series and number of shares of capital stock of the Corporation that are owned of record or directly or indirectly owned beneficially by such Stockholder and any Stockholder Associated Person, (C) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (D) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of the Corporation, (E) any short interest in any security of the Corporation held by such stockholder or any Stockholder Associated Person (for purposes of this Section 3.2 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights beneficially owned, directly or indirectly, by such stockholder or Stockholder Associated Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation, (G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) to which such stockholder or any Stockholder Associated Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household, (I) a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any Stockholder Associated Person, any proposed nominee or any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, (J) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (K) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (L) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or any Stockholder Associated Person, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand and (M) a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies for the election of the proposed nominee. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
3.Except as specifically amended above, the Bylaws shall remain in full force and effect.